SCHEDULE A
            TO THE INVESTMENT ADVISORY AGREEMENT DATED MARCH 1, 1997
                       BETWEEN THE VICTORY PORTFOLIOS AND
                            KEY ASSET MANAGEMENT INC.

                          As amended December 11, 1998

Name of Fund                                                               Fee*
------------                                                               ----

1.       The Victory Lakefront Fund                                        1.00%

2.       The Victory Real Estate Investment Fund                           1.00%

3.       The Victory Established Value Fund                                   **

4.       The Victory Gradison Government Reserves Fund                       ***

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* As a percentage of average daily net assets.  Note, however,  that the Adviser shall have the right, but not the obligation, to voluntarily waive any portion of the advisory fee from time to time. Any such voluntary waiver will be irrevocable and determined in advance of rendering investment advisory services by the Adviser, and shall be in writing and signed by the parties hereto.

** Based on the average daily net assets at an annual rate of 0.65% on the first $100 million, 0.55% on the next $100 million, 0.45% in excess of $200 million.

*** Based on the average daily net assets at an annual rate of 0.50% on the first $400 million, 0.45% on the next $600 million, 0.40% on the next $1 billion, and 0.35% in excess of $2 billion.